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JOSE LUIS PRADO ELECTED TO HORMEL FOODS BOARD OF DIRECTORS
AUSTIN, Minn. (March 25, 2019) - Hormel Foods Corporation (NYSE: HRL), a global branded food company, announced today that Jose Luis Prado, chairman and CEO of Evans Food Group, has been elected to the Hormel Foods Board of Directors, effective March 25, 2019.
“Jose Luis is an accomplished leader in the packaged food and snacks industry,” said Jim Snee, chairman of the board, president and chief executive officer at Hormel Foods. “He has built a distinguished career with extensive domestic and international experience, and we are delighted to welcome him to our outstanding board of directors.”
Prado will serve on the Audit Committee of the Hormel Foods Board of Directors.
Prior to joining Evans Food Group, Ltd., Prado served as the president of Quaker Foods - North America, a division of PepsiCo, and held leadership roles at the company since 1984, including serving as president and chief executive officer of Grupo Gamesa-Quaker from 2002 to 2010; regional vice president of the Frito Lay International Andean Region from 2000 to 2002; president of PepsiCo Snacks in Argentina from 1997 to 2000; and President of Frito Lay Snacks Caribbean from 1994 to 1997. His early career included assignments in sales, finance, IT and engineering.
He currently serves on the boards of directors of Evans Food Group, Northern Trust Bank Corporation and Brinker International.
Prado received a bachelor of mechanical engineering degree from the National Polytechnical Institute, Mexico; a master’s degree in systems and planning from Iberoamericana University in Mexico and a master’s degree in business administration from the Technical Institute of Monterrey, Mexico.

About Hormel Foods - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the ninth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.